Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal

Fourth Quarter, Full Year 2023 Financial Results

Stroudsburg, PA. – October 25, 2023 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $2.3 billion asset financial institution providing full service commercial and retail banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the fiscal fourth quarter and full year ended September 30, 2023.

Net income was $4.6 million, or $0.47 per diluted share, for the three months ended September 30, 2023, compared with $5.8 million, or $0.60 per diluted share, for the three months ended September 30, 2022. Net income was $18.6 million, or $1.91 per diluted share, for the full year ended September 30, 2023, compared with $20.1 million, or $2.06 per diluted share, for the full year ended September 30, 2022.

Gary S. Olson, President and CEO, commented: “In fiscal 2023, our Company delivered a strong financial performance that reflected capital strength, growing loans and deposits, enhanced liquidity, sound asset quality and operational productivity.

“Loan growth and diligent interest rate management during a period of continued rate increases contributed to interest income growth while controlling interest expense to the extent possible to preserve margins. Interest income increased significantly in fiscal 2023 compared with a year earlier, in part reflecting the Company’s ability to make new loans that reflected the prevailing interest rate environment and variable rate loans repricing upward. Although higher rates and a shift in interest bearing liabilities led to increased interest expense, net interest income after provision for loan losses was slightly higher for the year ended September 30, 2023 compared to the prior year.

“Loan growth throughout the year was particularly gratifying, especially in light of the higher rate environment that, understandably, has slowed demand.

“Strong loan quality reflected the positive impact of our credit management, helping to maximize the value and quality of earnings. The quality of assets was clearly reflected in continued low levels of nonperforming loans to total loans and minimal loan charge-offs.

“During this period of interest rate increases and uncertainty, deposit growth and very high loan retention reflect, we believe, our focus on service and maintaining customer relationships. Providing a value proposition that includes integrated banking capabilities, digital technology, and exceptional service has been critical in retaining customers and earning new business. The diligence and capabilities of our entire ESSA banking team provided critical customer service and support.

“Our financial performance generated improved shareholder value measures, including growth in total stockholders’ equity and a higher tangible book value. Strong earnings throughout the year supported the Company’s historical practice of paying our shareholders quarterly cash dividends. As we move into a new fiscal year, we look forward to maintaining a strong, secure and high-performing financial institution.”

FISCAL FOURTH QUARTER AND FULL YEAR OF 2023 HIGHLIGHTS

•

For the three months ended September 30, 2023, the Company’s return on average assets and return on average equity were 0.84% and 8.37%, compared with 1.24% and 10.70%, respectively, for the comparable period of fiscal 2022. For the full year ended September 30, 2023, the Company’s return on average assets and return on average equity were 0.92% and 8.46%, compared with 1.08% and 9.47%, respectively, for the comparable periods of fiscal 2022.

•

Net interest income after provision for loan losses decreased 10.3% to $15.3 million for the three months ended September 30, 2023, from $17.0 million for the three months ended September 30, 2022. Net interest income after provision for loans losses increased 1.8% to $60.9 million for the full year ended September 30, 2023, from $59.8 million for the full year ended September 30, 2022.

•

Variable rate loan repricing and loan growth in a rising rate environment, offset by an increased cost of funds, contributed to a net interest margin of 2.97% for the fourth fiscal quarter of 2023 compared with 3.85% for the comparable period of fiscal 2022. The net interest margin was 3.24% for the full year of fiscal 2023 compared with 3.38% for the full year of 2022.

•

Lending activity was highlighted by 21.1% growth in commercial real estate loans to $822.0 million at September 30, 2023, from $678.8 million at September 30, 2022. During the same period, the residential mortgage portfolio increased 14.4% to $713.3 million from $623.4 million.

•

Total net loans at September 30, 2023, were $1.68 billion, up 17.1% from $1.44 billion a year earlier, reflecting strong originations in commercial real estate, residential mortgage and home equity loans together with slowing prepayment speeds due to higher interest rates.

•

Asset quality remained strong, with a ratio of nonperforming assets to total assets of 0.63% at September 30, 2023, compared to 0.81% at September 30, 2022. The allowance for loan losses to total loans was 1.09% at September 30, 2023, compared to 1.27% at September 30, 2022, respectively.

•

Total deposits were $1.66 billion at September 30, 2023, with lower-cost core deposits comprising 69.7% of total deposits, compared to $1.38 billion at September 30, 2022, with core deposits comprising 90.3% of total deposits. The decline in core deposits as a percentage of total deposits is reflective of customers’ movement to higher yielding certificates of deposit. Uninsured deposits were 32.0% of total deposits at September 30, 2023, including approximately $250.3 million of fully collateralized municipal deposits. Uninsured deposits, excluding municipal deposits, were 17.4% of total deposits at September 30, 2023.

•	The Bank continued to demonstrate financial strength, with a Tier 1 capital ratio of 9.4% at September 30, 2023, more than twice the regulatory standard for a well-capitalized institution.

•

Total stockholders’ equity increased to $219.7 million at September 30, 2023, compared with $212.3 million at September 30, 2022. Tangible book value per share at September 30, 2023, rose to $19.80 from $19.12 at September 30, 2022.

•

Unrealized losses due to rising interest rates in the Company’s available for sale investment securities portfolio were offset, in large part, by unrealized gains in the Company’s derivative balance sheet hedges.

Fiscal Fourth Quarter and Full Year 2023 Income Statement Review

Total interest income was $25.1 million for the fourth quarter of fiscal 2023 compared with $18.0 million a year earlier, reflecting asset growth and an increase in the total yield on average interest earning assets to 4.79% from 4.07%.

Total interest income was $85.5 million for the full fiscal year of 2023 compared with $62.8 million a year earlier, reflecting asset growth and an increase in the total yield on average interest earning assets to 4.51% from 3.56%.

Interest expense was $9.5 million for the fourth quarter of 2023, compared with $961,000 for the same period in 2022, reflecting growth in interest-bearing liabilities and increased interest rates on deposits and short-term borrowings. The Company’s cost of interest-bearing liabilities was 2.26% in the fiscal 2023 fourth quarter compared with 0.29% for the same quarter in fiscal 2022.

Interest expense was $23.9 million for the full year of 2023, compared with $3.0 million for the same period in 2022. The Company’s cost of interest-bearing liabilities was 1.61% in fiscal 2023 compared with 0.23% in fiscal 2022. Average interest-bearing liabilities increased $345.1 million and $147.3 million during the fourth quarter and full year of fiscal 2023, respectively, compared to the same periods in fiscal 2022.

Net interest income after provision for loan losses in the fourth quarter of 2023 was $15.3 million, compared with $17.0 million for the fourth quarter of 2022. There was a $250,000 loan loss provision in the 2023 fiscal fourth quarter, primarily reflecting loan growth, compared to no provision in the fourth quarter of 2022. Net interest income after provision for loan losses for the full year of 2023 was $60.9 million, up from $59.8 million for the full year of 2022. There was a $700,000 loan loss provision in the 2023 fiscal year compared to no provision for the full year of 2022, primarily reflecting loan growth.

The net interest margin for the fourth quarter of 2023 was 2.97% compared with 3.85% for the comparable period of fiscal 2022. The net interest margin for the full year of 2023 was 3.24% compared with 3.38% for the comparable period of fiscal 2022.

Noninterest income was $2.0 million for the fourth quarter of 2023, compared with $2.1 million a year earlier. Noninterest income was $7.9 million for the full year of 2023 compared with $8.5 million for the full year of 2022. The three months and full year of 2023 reflected a loss on sale of investment securities and the full year reflected less gain on sale of originated residential mortgage loans. The Company retained most of its mortgage production. For the three months and full year comparisons, service charges and fee income from loans was also lower in the 2023 periods compared to the comparable periods in 2022.

Noninterest expense for the fourth quarter of 2023 was $11.5 million compared to $11.8 million for the comparable quarter in 2022. The decrease was due primarily to decreases in compensation and employee benefits, professional fees, and occupancy and equipment, partially offset by a $235,000 impairment write down of a foreclosed real estate property. Noninterest expense for the full year of 2023 was $45.7 million compared to $43.3 million for the comparable quarter in 2022. The increase was due primarily to increases in compensation and employee benefits, professional fees, data processing, FDIC insurance and foreclosed real estate expense.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets were $2.3 billion at September 30, 2023, compared with $1.9 billion at September 30, 2022, respectively. The increase of $431.4 million, or 23.2%, primarily reflects the growth in total net loans outstanding, investments securities available for sale, and total cash and cash equivalents.

Total net loans were $1.68 billion at September 30, 2023, up from $1.44 billion at September 30, 2022. Residential real estate loans were $713.3 million at September 30, 2023, compared with $623.4 million at September 30, 2022, as the Company retained originated mortgages in light of higher yields.

Commercial real estate loans increased to $822.0 million at September 30, 2023, compared with $678.8 million at September 30, 2022. Commercial loans (primarily commercial and industrial) were $48.1 million compared with $38.2 million at September 30, 2022. Loans to states and political subdivisions were $48.1 million at September 30, 2023, compared to $40.4 million at September 30, 2022.

Nonperforming assets were $14.4 million, or 0.63% of total assets at September 30, 2023, compared to $15.1 million or 0.81% at September 30, 2022. The allowance for loan losses to total loans was 1.09% at September 30, 2023, compared to 1.27% at September 30, 2022. Foreclosed real estate increased to $3.3 million from $29,000 at September 30, 2022. The Company foreclosed on one commercial real estate loan during the quarter ended March 31, 2023 and is actively marketing the property. This property was formerly part of nonperforming loans at December 31, 2022, and September 30, 2022. Based on a recent appraisal, the property’s value was decreased by $235,000 during the fourth fiscal quarter of 2023.

Total deposits were $1.66 billion at September 30, 2023, compared with $1.38 billion at September 30, 2022. Core deposits were $1.16 billion, or 69.7% of total deposits, at September 30, 2023, compared to $1.25 billion, or 90.3% of total deposits at September 30, 2022. Noninterest bearing demand accounts at September 30, 2023, were $280.5 million, down 3.3% from September 30, 2022. Interest bearing demand accounts declined 3.1% to $346.5 million. Money market accounts were $366.9 million at September 30, 2023, down 8.8% from September 30, 2022. Certificates of deposit increased $370.3 million or by 277.0% to $504.0 million at September 30, 2023, compared to September 30, 2022. Included in the certificates of deposit increase is an increase of $214.2 million in brokered certificates of deposit. Total borrowings increased to $374.7 million at September 30, 2023, from $230.8 million at September 30, 2022.

The Bank has increased its on-balance sheet liquidity, consisting of cash, cash equivalents and available for sale debt securities with a fair value in excess of collateral obligations, in response to rising deposit volatility brought on by the increasing rates on deposits. The Bank maintains highly liquid sources of available unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Those sources totaled 23.6% of total assets at September 30, 2023.

The Bank maintained a strong capital position with a Tier 1 capital ratio of 9.4% at September 30, 2023, exceeding regulatory standards for a well-capitalized institution. Total stockholders’ equity increased $7.4 million to $219.7 million at September 30, 2023, from $212.3 million at September 30, 2022, primarily reflecting net income growth, offset in part by dividends paid to shareholders and other comprehensive losses. Tangible book value per share at September 30, 2023, was $19.80 compared to $19.12 at September 30, 2022.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. The Company has total assets of $2.3 billion and has 21 community offices throughout the Lehigh Valley, Greater Pocono, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, the recent turmoil in the banking industry , credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual, quarterly and current reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2023	September 30, 2022

	(dollars in thousands)
ASSETS
Cash and due from banks	$39,008	$19,970
Interest-bearing deposits with other institutions	46,394	7,967

Total cash and cash equivalents	85,402	27,937
Investment securities available for sale, at fair value	334,056	208,647
Investment securities held to maturity, at amortized cost	52,242	57,285
Loans, held for sale	250	—
Loans receivable (net of allowance for loan losses of $18,525 and $18,528)	1,680,525	1,435,783
Regulatory stock, at cost	17,890	14,393
Premises and equipment, net	12,913	13,126
Bank-owned life insurance	39,026	38,240
Foreclosed real estate	3,311	29
Intangible assets, net	91	281
Goodwill	13,801	13,801
Deferred income taxes	6,877	5,375
Derivative and hedging assets	19,662	24,481
Other assets	27,200	22,439

TOTAL ASSETS	$2,293,246	$1,861,817

LIABILITIES
Deposits	$1,661,016	$1,380,021
Short-term borrowings	374,652	230,810
Advances by borrowers for taxes and insurance	6,550	11,803
Derivative and hedging liabilities	9,579	9,176
Other liabilities	21,741	17,670

TOTAL LIABILITIES	2,073,538	1,649,480

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	182,681	182,173
Unallocated common stock held by the Employee Stock Ownership Plan (“ESOP”)	(6,009)	(6,462)
Retained earnings	151,856	139,139
Treasury stock, at cost	(99,508)	(99,800)
Accumulated other comprehensive loss	(9,493)	(2,894)

TOTAL STOCKHOLDERS’ EQUITY	219,708	212,337

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,293,246	$1,861,817

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022

	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable, including fees	$20,608	$15,587	$73,329	$56,051
Investment securities:
Taxable	3,486	1,886	9,834	5,608
Exempt from federal income tax	10	11	42	61
Other investment income	957	513	2,294	1,092

Total interest income	25,061	17,997	85,499	62,812

INTEREST EXPENSE
Deposits	6,666	607	17,399	2,652
Short-term borrowings	2,855	354	6,546	389

Total interest expense	9,521	961	23,945	3,041

NET INTEREST INCOME	15,540	17,036	61,554	59,771
Provision for loan losses	250	—	700	—

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,290	17,036	60,854	59,771

NONINTEREST INCOME
Service fees on deposit accounts	732	793	3,075	3,094
Services charges and fees on loans	365	431	1,350	1,830
Loan swap fees	125	104	263	311
Unrealized (loss) gains on equity securities	—	(1)	(4)	4
Trust and investment fees	409	403	1,640	1,635
Loss on sale of investments, net	(121)	—	(121)	—
Gain on sale of loans, net	75	—	172	239
Earnings on bank-owned life insurance	204	192	786	759
Insurance commissions	125	140	584	573
Other	69	22	161	65

Total noninterest income	1,983	2,084	7,906	8,510

NONINTEREST EXPENSE
Compensation and employee benefits	6,467	7,138	26,621	26,233
Occupancy and equipment	1,118	1,192	4,341	4,573
Professional fees	1,179	1,313	4,760	3,512
Data processing	1,213	1,039	4,910	4,577
Advertising	113	140	648	767
Federal Deposit Insurance Corporation (“FDIC”) premiums	330	141	1,078	573
Foreclosed real estate	235	(46)	231	(226)
Amortization of intangible assets	48	48	190	239
Other	768	851	2,911	3,029

Total noninterest expense	11,471	11,816	45,690	43,277

Income before income taxes	5,802	7,304	23,070	25,004
Income taxes	1,173	1,478	4,494	4,934

NET INCOME	$4,629	$5,826	$18,576	$20,070

Earnings per share:
Basic	$0.47	$0.60	$1.91	$2.06
Diluted	$0.47	$0.60	$1.91	$2.06

Dividends per share	$0.15	$0.15	$0.60	$0.54

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2023	2022	2023	2022

	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$2,193,302	$1,856,992	$2,011,329	$1,863,880
Total interest-earning assets	2,077,342	1,753,758	1,896,988	1,767,206
Total interest-bearing liabilities	1,672,443	1,327,393	1,491,428	1,344,079
Total stockholders’ equity	221,435	216,013	219,529	211,919

PER COMMON SHARE DATA:
Average shares outstanding - basic	9,750,944	9,712,603	9,725,204	9,761,546
Average shares outstanding - diluted	9,750,944	9,715,943	9,725,204	9,765,266
Book value shares	10,394,689	10,371,022	10,394,689	10,371,022

Net interest rate spread:	2.53%	3.78%	2.90%	3.33%
Net interest margin:	2.97%	3.85%	3.24%	3.38%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531